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WEX Inc.

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On April 6, 2026, WEX Inc. issued the following press release in connection with its 2026 Annual Meeting of Stockholders.

WEX Files Definitive Proxy Materials and Mails Letter to Shareholders

Highlights strategic progress, improving results and the Board’s multi-year evolution

Urges shareholders to vote “FOR” ONLY WEX’s nine highly qualified nominees using the BLUE proxy card

PORTLAND, Maine - April 6, 2026 - WEX (NYSE: WEX) (“WEX” or the “Company”), a global leader in intelligent payment solutions, today announced that it filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming 2026 Annual Meeting of Stockholders (“Annual Meeting”), scheduled for May 5, 2026. In conjunction with the definitive proxy materials, WEX is also mailing a letter to shareholders.

Highlights from the letter include:

●	WEX’s strategy is delivering improved results. In 2025, WEX delivered record revenue and made significant progress on important strategic initiatives, increasing the pace of product innovation by more than 50%.

●	WEX’s Board has been executing a multi-year refreshment program. Since 2020, eight directors have retired or are not standing for reelection at the Annual Meeting, and six new directors have been appointed to ensure the Board maintains the right balance of skills, experience and perspectives.

●	WEX has engaged extensively with Impactive and sought a constructive resolution. The Company has held dozens of meetings over multiple years and offered to appoint two of Impactive’s nominees to an expanded Board to avoid a proxy contest.

●	The Board has serious concerns regarding Impactive nominee Lauren Taylor Wolfe. The Board’s diligence identified questionable conduct on other boards, clear conflicts of interest, inattention to industry regulation and misalignment with WEX’s long-term shareholders.

The full text of the letter follows:

Dear Fellow Shareholders:

At the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of WEX Inc. (“WEX,” “we,” or the “Company”), which is scheduled to be held on May 5, 2026, you will have an important decision to make about who will serve as your Board of Directors (the “Board”) and help shape WEX’s future.

The Board has nominated nine director candidates who collectively have the necessary expertise, economic alignment and dedication to the Company. These directors, which include both recent additions to the Board and incumbent directors, have been instrumental to the Company’s recent progress and have played a vital role in guiding the Company’s strategy. One of our shareholders, Impactive Capital Master Fund LP (“Impactive”), is seeking to displace three of those directors – one third of our Board – with its own candidates, including one of Impactive’s own principals.

In our view, replacing these incumbent directors would jeopardize the Company’s progress.

To help ensure WEX’s momentum continues, the Board urges you to review our proxy materials carefully and vote today “FOR” ONLY WEX’s nine nominees using the enclosed BLUE proxy card.

Our Business

WEX is guided by a clear purpose: to simplify the business of running a business. We create solutions that enable our customers to make, receive, monitor and manage payments, helping them save time and money and make better decisions.

Our solutions span three large, growing markets – Mobility, Benefits and Corporate Payments – where reliability, compliance and control are critical. Across these markets, our scale, proprietary data and payments expertise provide a strong, durable competitive advantage.

We have three reportable segments, each of which shares a common backbone, including foundational technology and global compliance infrastructure. These segments also benefit from WEX Bank, our banking subsidiary, which provides access to lower-cost funding and enables us to earn higher returns than our peers on the custodial assets in our Benefits business. This integrated platform creates operating leverage, lowers unit costs and drives innovation across the enterprise.

Improving Results

Against a dynamic macroeconomic backdrop, our strategy is working and our team is executing well.

In 2025, we delivered record revenue. We also made significant progress on important strategic initiatives, increasing the pace of product innovation by more than 50%, driven by focused investment, greater operational discipline and the successful deployment of AI tools.

Over the last ten years, we have compounded our revenue by 11% annually, our net income per diluted share by 35% annually and our adjusted net income per diluted share by 17% annually. From 2016 through 2025, our revenue growth exceeded the median of the companies in the performance peer group described in our proxy. And during the last five years, volume in our Corporate Payments business has grown at double-digit rates and transaction volume in Mobility and account growth in our Benefits segment have outpaced our closest peers. We have also achieved healthy margins and delivered strong returns on our increased sales and marketing investment.

Source: Company filings

1 Note: See reconciliation of GAAP net income per diluted share to non-GAAP adjusted net income per diluted share in the appendix.

We have delivered these results despite significant challenges impacting two of our segments: Mobility and Corporate Payments. In Mobility, post-COVID oversupply in the over-the-road trucking market has weighed on revenue growth. Transaction volumes were further impacted by a pull-forward of activity in early 2025 in response to tariffs. In Corporate Payments, the transition of one of our customers to a new operating model led to a temporary decline in revenue and purchase volumes.

To address these headwinds and lay the foundation for sustainable, profitable growth, we have been focusing on modernizing our platforms, leveraging advancements in AI to bring products into the marketplace more quickly and at a lower cost, investing efficiently in sales and marketing to maintain and grow market share, and allocating capital with discipline.

In 2026, we intend to scale the businesses further and build upon our recent momentum: we expect to deliver strong new business growth, supported by a robust pipeline, improving sales productivity and healthy customer demand across all three segments.

While we have achieved strong operating results and are on a clear path forward, we are not satisfied with our current share price. We do not believe the stock price reflects our performance or the Company’s fair value. That said, on a total shareholder return basis, we have outperformed the median of our performance peer group over the last year. We are confident that, as we continue to execute our strategy, scale the business and deliver on our commitments, our share price will better reflect our underlying momentum.

Evolving and Refreshing our Board

Amidst the changing industry and macroeconomic environment, the Board has been executing a multi-year plan to ensure it has the right balance of skills, experience and perspectives to provide effective oversight, and we have recently accelerated that plan as we have listened to shareholder feedback.

In November 2025, David Foss, the former President and CEO of Jack Henry & Associates, joined the Board, bringing deep financial technology and financial services expertise. He is slated to become Vice Chair and Lead Independent Director of the Board as of the 2026 Annual Meeting, while three of our longer-serving directors will not be standing for reelection. In all, since 2020, eight directors have retired or are not standing for reelection at the Annual Meeting, and six new directors have been appointed.

At the upcoming Annual Meeting, the Board is nominating nine candidates for election to the Board. Our nominees have served as senior leaders at some of the world’s largest and most respected companies. Through their executive experience, our candidates have developed deep expertise in areas critical to our business, including financial technology and payments, finance and accounting, legal and regulatory matters, business development and M&A, risk management, technology, sustainability, human capital management and cybersecurity. With an average tenure of less than six years, the Board’s nominees have a healthy mix of fresh perspectives and institutional knowledge.

Impactive’s Campaign for Board Representation

Over the past five years, the management team and directors have engaged extensively with Impactive’s principals, held dozens of meetings and spent hundreds of hours carefully and objectively reviewing Impactive’s analyses and evaluating its recommendations. When appropriate, we have engaged outside experts to assist us, including our recent engagement of J.P. Morgan and Bank of America to help us evaluate the Company’s business configuration and Impactive’s proposal to break up the Company.

Notably, Impactive’s inquiries, analyses and proposals have focused largely on “financial engineering” – splitting up the Company on the belief that we might achieve a higher blended multiple, buying back stock or increasing our pricing. This stands in sharp contrast to the questions and suggestions we hear from our other investors, which tend to focus instead on the fundamentals of our business: how can WEX drive further market share, use AI to grow and to expand margins and extend into adjacent end markets?

Despite our business momentum and the Board’s willingness to engage with Impactive and consider its ideas, Impactive is seeking to replace three of our directors with its own candidates. We do not believe any of Impactive’s candidates would bring expertise that is not already represented on the Board.

As importantly, the election of Impactive’s candidates would displace directors who have contributed meaningfully to the Board’s deliberations and whose guidance and insights would be difficult to replace. We believe the loss of these directors would outweigh any potential gain.

We have worked hard to avoid this proxy contest. We would certainly prefer to maintain our focus on running the business and driving fundamental business improvement. To that end, we recently offered to expand our Board and appoint two of Impactive’s three nominees. To our disappointment, Impactive rejected this proposed solution, escalated its demands and refused to accept any resolution that did not include the appointment of Ms. Taylor Wolfe (or her partner) to the Board.

To be clear, we value our relationship with Impactive and Ms. Taylor Wolfe. In particular, we appreciate the investment Impactive has made in the Company and the analyses Ms. Taylor Wolfe and her team have offered us over the years.

However, we cannot agree to add Ms. Taylor Wolfe to our Board. Our reluctance to do so is not the result of insularity or obstinance, nor is it personal. It is, instead, the result of diligence and our dedication to our fiduciary responsibilities:

●	Questionable conduct on other boards. Several individuals familiar with Ms. Taylor Wolfe’s conduct on two prior boards, including a former colleague of hers on one of those boards, proactively and independently approached the Company to share their concerns regarding Ms. Taylor Wolfe. What we heard from those individuals was that, inside the boardroom, Ms. Taylor Wolfe was frequently a disruptive and distracting board member who repeatedly pushed an agenda that would benefit her fund at the expense of what several of these individuals regarded as the best interests of other shareholders. Certain of these comments were consistent with statements offered by others during our broader reference checks. Moreover, we were told by a former fellow director of hers and two investment bankers that, during a deal process, Ms. Taylor Wolfe engaged in unauthorized communications and activities with third parties that raised concerns with them about her adherence to accepted board practices. We have raised these concerns with Ms. Taylor Wolfe, and she has not responded on the substance. That said, we are not arbiters of the truth and do not claim to know what actually happened inside or outside these other boardrooms. We just know that we cannot responsibly recommend her candidacy with these unanswered reports in hand.

●	Clear conflicts of interest. Ms. Taylor Wolfe has a concerning conflict of interest: her husband runs a venture capital firm that has a significant investment in one of WEX’s principal competitors, Ramp Business Corporation (“Ramp”). As best we can tell, Ramp is comparable to WEX in size and directly and overtly targets WEX’s customers. Ramp’s product line includes fleet fuel cards, corporate payments and other solutions that overlap with WEX’s, and Ramp addresses WEX as a competitor directly on its website. Given the Wolfe family’s economic stake in Ramp, we do not believe it would be in the best interests of WEX’s shareholders to have Ms. Taylor Wolfe on our Board, learning of our plans and strategies, including our strategies to win and retain the same customers that Ramp is pursuing.

●	Inattention to industry regulation. Ms. Taylor Wolfe and Impactive have shown a surprising and disconcerting indifference toward the federal and state bank regulators that oversee our ownership and operation of WEX Bank, which is a critical piece of our business. We are surprised that Impactive did not proactively address these critical stakeholders and seek to comply with their regulations. Instead, both the Federal Deposit Insurance Corporation (FDIC) and the Utah Department of Financial Institutions (UDFI) had to reach out to Impactive to notify Impactive that it may be required to apply for bank regulatory approvals in connection with its proxy contest at WEX. Given that we are subject to a consent order with the FDIC, it is imperative that our directors understand the role of our regulators and help us remain in good standing with them.

●	Misaligned time horizon. Impactive has told us on numerous occasions that it seeks to hold investments for three to five years. Impactive has already owned our stock for more than five years. Consistent with that time horizon, the fund has sold more than $100 million of WEX stock over the last year – including nearly $75 million in the first quarter of 2026 alone – reducing its position in WEX by approximately 30%. We are concerned that Ms. Taylor Wolfe’s duties to her fund and its investors (and the imperatives and policies of Impactive itself) would compel her to support strategies or actions while on our Board that would result in near-term stock price gains or liquidity events at WEX, even if such actions dampened longer-term or risk-adjusted total value for shareholders.

Given these issues, the Board cannot, in good conscience, endorse Ms. Taylor Wolfe’s candidacy, even though we value her input and engagement. We pledge to continue to objectively evaluate her perspectives – which we can do without her serving on the Board.

With respect to Impactive’s other candidates, we have expressed our willingness to Impactive to appoint them and expand the Board to eleven members. Impactive has refused to accept this proposal and resolve this proxy contest.

Shareholders Should Support the Board’s Superior Nominees

In our view, this year’s director election turns on a simple question: what is the best path to enhance shareholder value? In our judgment, the answer is to continue executing a clear strategy that builds on WEX’s distinctive strengths: deep payments expertise, shared capabilities and infrastructure, proprietary data and global scale.

Our nominees are well equipped to continue to oversee that work, and we believe that replacing any one of our incumbents with the Impactive candidates would be a net loss to the Board and risk disrupting our progress. Accordingly, we unanimously recommend that shareholders vote on the BLUE proxy card today “FOR” ONLY WEX’s nominees.

Thank you for your continued support and investment in WEX as we continue to work to create durable value on behalf of all shareholders.

Sincerely,

The WEX Board of Directors

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders, please call toll free: +1 (877) 750-0637 (from the U.S. and Canada) or

+1 (412) 232-3651 (from all other countries)

Banks and Brokerage firms may call: +1 (212) 750-5833 (collect)

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements including, but not limited to, statements regarding plans, goals, expectations and objectives. Any statements in this communication that are not statements of historical facts are forward-looking statements. When used in this communication, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements, including, but not limited to, the risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 13, 2026 and subsequent filings with the SEC. The forward-looking statements speak only as of the date of this communication and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s stockholders for the Company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financials” section of the Company’s website at https://ir.wexinc.com/.

Appendix

Reconciliation of GAAP Net Income Attributable to Shareholders per Diluted Share to Adjusted Net Income Attributable to Shareholders per Diluted Share

	Year Ended December 31,
(Unaudited)	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Net income (loss) attributable to shareholders per diluted share	$0.57	$3.71	$3.86	$2.26	$(5.56)	$—	$4.50	$6.16	$7.50	$8.47
Unrealized loss (gain) on financial instruments	$(0.19)	$(0.03)	$(0.06)	$0.79	$0.62	$(0.86)	$(1.86)	$0.70	$0.01	$(0.02)
Net foreign currency loss (gain)	$0.23	$(0.73)	$0.89	$0.02	$0.59	$0.27	$0.51	$(0.11)	$0.63	$—
Acquisition-related intangible amortization	$2.39	$3.57	$3.17	$3.64	$3.90	$4.01	$3.81	$4.25	$4.89	$5.34
Other acquisition and divestiture related items	$1.24	$0.12	$0.10	$0.86	$1.32	$0.81	$0.40	$0.15	$0.29	$0.25
Legal settlement	$—	$—	$—	$—	$3.71	$—	$—	$—	$—	$—
Stock-based compensation	$0.48	$0.71	$0.81	$1.09	$1.50	$1.70	$2.25	$3.04	$2.71	$2.88
Other costs	$0.34	$0.26	$0.31	$0.57	$0.31	$0.52	$0.86	$1.05	$1.19	$0.71
Vendor settlement	$0.38	$—	$—	$—	$—	$—	$—	$—	$—	$—
(Gain) loss on sale of subsidiary	$—	$(0.49)	$—	$—	$1.06	$—	$—	$—	$—	$—
Impairment charges and asset write-offs	$—	$1.02	$0.13	$—	$1.22	$—	$3.05	$—	$—	$0.28
Debt restructuring and debt issuance cost amortization	$0.31	$0.24	$0.32	$0.48	$0.91	$0.48	$0.39	$2.06	$0.39	$0.23
Change in fair value of contingent consideration	$—	$—	$—	$—	$—	$0.88	$3.11	$0.20	$0.16	$0.08
Non-cash adjustments related to tax receivable agreement	$0.01	$(0.35)	$0.02	$(0.02)	$(0.01)	$—	$—	$—	$—	$—
ANI adjustments attributable to non-controlling interests	$(0.06)	$(0.04)	$(0.03)	$1.21	$(0.98)	$2.91	$(0.77)	$—	$—	$—
Tax related items	$(1.93)	$(2.67)	$(1.24)	$(1.71)	$(2.47)	$(1.58)	$(2.59)	$(2.59)	$(2.47)	$(2.13)
Dilutive impact of stock awards	$—	$—	$—	$—	$(0.06)	$—	$—	$—	$—	$—
Dilutive impact of convertible debt	$—	$—	$—	$—	$—	$—	$(0.13)	$(0.10)	$—	$—
Adjusted net income attributable to shareholders per diluted share	$3.78	$5.32	$8.28	$9.20	$6.06	$9.14	$13.53	$14.81	$15.28	$16.10

News Media Contact:

Edelman Smithfield

WEX@edelman.com

Investor Contact:

WEX

Steve Elder, 207-523-7769

Steve.Elder@wexinc.com